Exhibit 99.1

CANTERBURY PARK

1100 Canterbury Road

Shakopee, MN 55379

Canterbury Park Holding Corporation Reports Financial

Results for the Second Quarter and First Six Months of 2017

For Immediate Release	CONTACT: Randy Sampson

August 14, 2017	(952) 445-7223

SHAKOPEE, MN – Canterbury Park Holding Corporation (the “Company”) (NASDAQ: CPHC) today announced financial results for its second quarter and six month periods ended June 30, 2017.

The Company reported net revenues of $15.8 million for the three months ended June 30, 2017, an increase of 14.1% from revenues of $13.9 million in the same 2016 period. Card Casino revenues increased $1.1 million, or 15.9%, primarily due to a 26.8% increase in table games revenues. Pari-mutuel revenues increased $483,000, or 16.0%, due to a $207,000 increase in live racing pari-mutuel revenues and $284,000 in source market fees received from Advanced Deposit Wagering (ADW) providers as a result of legislation that took effect on November 1, 2016. Food and beverage revenues increased $141,000, or 6.3%, which is primarily attributable to four additional racing days compared to the 2016 second quarter.

For the six months ended June 30, 2017, the Company’s net revenues were $27.3 million, an increase of 12.4% from revenues of $24.3 million for the same period in 2016. Card Casino revenues increased $1.7 million, or 12.0%, which reflected a $1.8 million increase in table games revenues, partially offset by a modest decline in poker revenues. Pari-mutuel revenues increased $620,000, or 14.0%, primarily due to $500,000 received in ADW source market fees. Food and beverage revenues increased $406,000, or 12.3%, which is primarily attributable to four additional racing days and more special events in the six months ended June 30, 2017 compared to the same period in 2016.

The Company’s operating expenses during the 2017 second quarter were $14.7 million, an increase of $4.7 million compared to the same period in 2016. Excluding the $4.0 million second quarter 2016 gain on sale of land, which was accounted for as a reduction in operating expenses, total operating expenses in the 2017 second quarter increased $676,000, or 4.8%, compared to the 2016 second quarter. The Company’s operating expenses during the six months ended June 30, 2017 were $25.2 million, an increase of $5.4 million compared to same period in 2016. Excluding the gain on sale of land , total operating expenses in the six months ended June 30, 2017 increased $1.4 million, or 5.8%, compared to the same period in 2016. The increases (excluding the gain on sale of land) in both the three and six month periods as compared to the same periods in the prior year are primarily due to increased purse and Breeders’ Fund expense, salaries and benefits, and other expenses related to the revenue increases.

The Company reported net income of $717,000 for the three months ended June 30, 2017 and net income of $1.2 million for the six months ended June 30, 2017. This compares to net income of $2.2 million and $2.6 million, respectively, for the three months and six months, respectively, ended June 30, 2016.

Diluted income per share for the second quarter of 2017 was $0.16 compared to $0.53 for the same period in 2016. Diluted income per share for the six month period ended June 30, 2017 was $0.28 compared to diluted income per share of $0.60 for the six month period ended June 30, 2016.

The Company generated adjusted EBITDA of $3.3 million in the first six months of 2017, an increase of $1.7 million, or 101.7% from the same period a year ago. Adjusted EBITDA as a percentage of net revenues increased to 12.0% from 6.7% for the six months ended June 30, 2017 compared to the same period in 2016. EBITDA represents earnings before interest, income tax expense, and depreciation and amortization. Adjusted EBITDA reflects additional adjustments to net income to eliminate unusual or non-recurring items. For the first six months of 2016, adjusted EBITDA excluded the gain on sale of land.

Additional information regarding the results of the Company’s second quarter and first six months of 2017 is presented in the accompanying table and in our Form 10-Q Report that will be filed with the Securities and Exchange Commission on August 14, 2017.

Management Comments:

Randy Sampson, Canterbury Park’s President, CFO, and CEO commented: “Although our net income for the second quarter was down from a record 2016 second quarter that included a $4.0 million gain on the sale of land, we were very pleased with the operating results for the quarter. For the second consecutive quarter, all three of our business segments posted revenue increases demonstrating the continued progress we are making in growing our core businesses. The increased revenue was again led by the table games portion of the card casino, which increased by 26.8% compared to last year. Pari-mutuel revenues also reflected a double digit increase. This increase is partially due to the new ADW source market fee revenues, but also reflects a strong start to our live racing season. An increase in field sizes resulting from a full complement of very competitive horses stabled in our backside, as well as a return to the statutory take-out rates on our live racing resulted in strong revenue growth in both on-track and out-of-state pari-mutuel revenues on our live races. We are also pleased with a solid increase in our group catering business during live racing, which reflects progress in our catering and events growth initiatives.”

Mr Sampson added: “We are looking forward to continuing the momentum with a strong finish to the live racing season and a number of new events that will take place this fall including a concert in our infield in September and a Lantern Light Festival that will operate on weekends in September and October. Although progress on our development plans has been slower than we had anticipated, we are continuing to work through the City approval process for the first phase of a luxury apartment project led by Doran Companies of Bloomington, MN, a leading apartment developer in the Twin Cities Market.”

Use of Non-GAAP Financial Measures:

To supplement our financial statements, we also provide investors with information about our EBITDA and Adjusted EBITDA, both of which are non-GAAP measures. EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles ("GAAP"), and should not be considered an alternative to, or more meaningful than, net income as an indicator of our operating performance, or cash flows from operating activities as a measure of liquidity. EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do. Adjusted EBITDA reflects additional adjustments to our net income to eliminate unusual or nonrecurring items. We have presented Adjusted EBITDA as a supplemental disclosure because it enables investors to understand our results excluding the effect of unusual or infrequent items. For the six months ended June 30, 2016, Adjusted EBITDA excluded the gain on sale of land.

About Canterbury Park:

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota’s only thoroughbred and quarter horse racing facility. The Company’s 67-day 2017 live race meet began on May 5th and ends September 15th. In addition, Canterbury Park’s Card Casino hosts “unbanked” card games 24 hours a day, seven days a week, offering both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company, please visit us at www.canterburypark.com.

Cautionary Statement:

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. These statements are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results, and cause actual results to differ materially from those indicated in the forward-looking statements. We report these risks and uncertainties in our Form 10-K Report to the SEC. They include, but are not limited to: material fluctuations in attendance at the Racetrack; material changes in the level of wagering by patrons; decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; our ability to successfully develop our real estate; and other factors that are beyond our ability to control or predict.

NOTE: Financial summary on following page.

canterbury park holding corporation’s

summary of operating results

(UNAUDITED)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Six Months Ended June 30, 2017		Six Months Ended June 30, 2016

Operating Revenues, net	$15,846,475	$13,885,992	$27,289,546		$24,279,303

Operating Expenses (1)	$14,655,317	$9,988,467	$25,236,579	$	$19,858,783

Non-Operating Income (Expense), net	$11,415	($49,970)	$23,603		($49,025)

Income before Income Taxes	$1,202,573	$3,847,555	$2,076,570		$4,371,495

Income Tax Expense	($486,000)	($1,572,655)	($847,000)		($1,785,841)

Net Income	$716,573	$2,274,900	$1,229,570		$2,585,654

Basic Net Income Per Common Share	$0.16	$0.53	$0.28		$0.61

Diluted Net Income Per Common Share	$0.16	$0.53	$0.28		$0.60

(1) Operating expenses for 2016 periods include a $4.0 million gain on sale of land accounted for as a reduction of expense.

Reconciliation of net income to ADJUSTED ebitda

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

NET INCOME	$716,573	$2,274,900	$1,229,570	$2,585,654

Interest (income) expense	(11,415)	49,970	(23,603)	49,025

Income tax expense	486,000	1,572,655	847,000	1,785,841

Depreciation	577,275	618,030	1,222,998	1,194,510

EBITDA	$1,768,433	$4,515,555	$3,275,965	$5,615,030

Gain on disposal of land	0	(3,990,519)	0	(3,990,519)

ADJUSTED EBITDA	$1,768,433	$525,036	$3,275,965	$1,624,511